Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Form (Form S-8 No. 333-207949) pertaining to the 2015 Omnibus Incentive Compensation Plan,
(2)    Registration Statement on (Form S-8 No. 333-211490) pertaining to the 2016 Equity Incentive Plan
(3)    Registration Statement on (Form S-8 No. 333-211491) pertaining to the 2016 Employee Stock Purchase Plan
(4)    Registration Statement on (Form S-1 No. 333-211491) as filed on September 16, 2016
(5)    Registration Statement on (Form S-3 No. 333-214507) as filed on November 8, 2016 of our report dated March 14, 2017, with respect to the financial statements of Cerecor Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Baltimore, Maryland
March 14, 2017